Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of December 31, 2024 (the “Effective Date”), by and among LA ROSA HOLDINGS CORP., a Nevada corporation (the “Buyer”), CARRIE PIETROWSKI (the “Seller”), BAXPI HOLDINGS LLC, a Florida limited liability company (the “Baxpi”) located at: 2700 W Cypress Creek Rd., Suite D100, Fort Lauderdale, FL 33309, and LA ROSA REALTY BEACHES LLC, a Florida limited liability company located at 2700 W Cypress Creek Rd., Suite D100, Fort Lauderdale, FL 33309 (the “Beaches,” and together with Baxpi the “Companies,” and individually the “Company”). Baxpi, Beaches, the Buyer, and Seller, are hereinafter referred to as the “Parties,” and individually, the “Party.”

RECITALS

WHEREAS, Baxpi and Beaches are real estate brokerages duly licensed and registered in the state of Florida (the “Business”);

WHEREAS, Baxpi, Beaches, and La Rosa Franchising LLC, a wholly-owned subsidiary of Buyer (the “LRF”), entered into that certain Franchise Agreement between the Company and the Buyer dated July 1, 2020, and Addendum thereto, dated May 12, 2021 (collectively, the “Franchise Agreement”), pursuant to which Beaches and Baxpi operate as franchisees of LRF;

WHEREAS, the Seller, a duly licensed broker in the state of Florida, owns 100% of the outstanding membership interests Beaches (the “Beaches Membership Interests”) and 100% of the outstanding membership interests of Baxpi (the “Baxpi Membership Interests”);

WHEREAS, the Seller desires to sell her Beaches Membership Interests and Baxpi Membership Interests listed on Schedule A attached hereto (the “Interests”) to the Buyer, and the Buyer wishes to purchase such Interests pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Seller and the Buyer entered into that certain Letter of Intent dated December 20, 2023 (the “Letter of Intent”) to set forth the general terms and conditions for the proposed acquisition of the Interests by the Seller;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 1.02), the Seller shall sell to the Buyer, and the Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Interests listed in Schedule A attached hereto, free and clear of any Encumbrances (as defined below), for the consideration listed on and pursuant to the terms listed on Schedule A attached hereto (the “Transaction”). For purposes of this Agreement, all of Seller’s right, title, and interest in and to the Baxpi Membership Interests and Beaches Membership Interests shall include, but are not limited to: (a) Seller’s capital accounts in Baxpi and Beaches; (b) Seller’s right to share in the profits and losses of Baxpi and Beaches; (c) Seller’s right to receive distributions from Baxpi and Beaches; and (d) the exercise of all member rights, including the voting rights attributable to Baxpi Membership Interests and Beaches Membership Interests. “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. The aggregate purchase price for the Interests is set forth on Schedule A attached hereto (the “Purchase Price”).

Section 1.02 Closing. The consummation of the Transaction shall occur at a time and place agreed to by the Parties but in any case not later than January 31, 2025 (the “Closing”). The Parties agree that this Agreement shall automatically terminate if the Closing does not occur by January 31, 2025 (the “Drop Dead Date”).

Section 1.03 Closing Deliverables. By or on the date of the Closing (the “Closing Date”), the Seller shall deliver to the Buyer:

a) Copies of an entries in the membership transfer ledgers of Baxpi and Beaches confirming the transfer of the Interests from the Seller to the Buyer;

b) The Operating Agreement of Beaches, duly executed by the Seller, the form of which is attached hereto as Exhibit A;

c) The Operating Agreement of Baxpi, duly executed by the Seller, the form of which is attached hereto as Exhibit B;

d) The Leak-Out Agreement executed by the Seller, the form of which is attached hereto as Exhibit C;

e) The Seller’s Certificate, executed by the Seller, in the form reasonably acceptable to the Buyer; and

f) Such other documents as reasonably requested by the Buyer. The Seller also undertakes to transfer to the Buyer all original books and records of Baxpi and Beaches on the Closing Date or immediately prior to that date.

Section 1.04 Taxes.

(a) Transfer Taxes. Seller shall pay, or reimburse Buyer for, any sales, use, or transfer taxes, documentary charges, recording fees, or similar taxes, charges, fees, or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

(b) Withholding Taxes. Buyer and the Companies shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer and the Companies may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01 Seller and Company Representations. The Seller and each Company jointly and severally represent and warrant to the Buyer as follows:

(a)	the Seller owns 100% of Baxpi Membership Interests and Beaches Membership Interests free and clear of all Encumbrances, and the Seller is the sole Manager of the Companies;

(b)	Beaches is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Florida;

(c)	Baxpi is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Florida;

(d)	each Company is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on its ability to perform its obligations under this Agreement. For the purposes of this Agreement, “Material Adverse Effect” shall mean any change, event, occurrence, condition, or effect that, individually or in the aggregate, (a) has or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, or business prospects of the Companies, or (b) would reasonably be expected to materially impair the ability of the Companies to perform its obligations under this Agreement in any material respect;

(e)	each Company and Seller have the full right, power, and authority to enter into this Agreement, and to perform their obligations hereunder;

(f)	the execution and delivery of this Agreement by each Company and the Seller, the consummation of the Transaction contemplated hereby, and the performance of the obligations pursuant to this Agreement will not violate, conflict with, require the consent under or result in any breach or default under (i) any of organizational documents of each Company (including its articles of organization and limited liability company operating agreement, if any) or (ii) any applicable law; or (iii) the provisions of any material contract or agreement to which each Company or Seller is a party or to which any of its material assets are bound (the “Companies Contracts”);

(g)	there are no outstanding preemptive rights, rights of first refusal, or other similar provisions prohibiting the Seller from entering into this Agreement and consummating the transactions contemplated thereby;

(h)	each Company is duly licensed as a real estate brokerage by the Florida Real Estate Commission (the “FREC”) and is in good standing with the FREC, maintaining all necessary licenses and regulatory approvals required for conducting its business in accordance with applicable laws and regulations;

(i)	the Seller is a real estate agent duly licensed with the FREC and is in good standing, there are no disciplinary proceedings and, to the knowledge of the Seller, pending or threatened disciplinary proceedings against her;

(j)	there is no Action of any nature pending or, to Seller’s knowledge, threatened against or by the Seller that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. “Action” means any FREC disciplinary hearing, claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity;

(k)	each Company and Seller are in compliance with all applicable laws and regulations and Companies Contracts relating to this Agreement and the operation of the Business;

(l)	each Company and Seller have obtained all licenses, authorizations, approvals, consents, releases, waivers, or permits required by applicable laws, including, but not limited to, those from FREC, governmental authorities and other third parties, required or necessary to conduct its business generally, to consummate this Transaction, and to perform its obligations under this Agreement;

(m)	no broker or finder is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any ancillary document based upon arrangements made by or on behalf of Buyer;

(n)	there are no legal claims pending or, to the Companies’ and the Seller’s knowledge, threatened against the Companies before or by any governmental body or nongovernmental department, commission, board, bureau, agency or instrumentality or by any other person; there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which either Company is a party;

(o)	all taxes due and owing to any governmental authority by each Company have been paid in full; there has not occurred, nor is there any reasonable probability of the occurrence in the future, of any event or events or any change in the financial condition, business, results of operations or prospects of the Companies or otherwise that has (x) interfered with the normal and usual operations of the business or business prospects of the Companies or (y) resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Companies;

(p)	The Seller acknowledges that this Agreement and the Transaction shall not relieve the Seller of her obligations under the Franchise Agreement existing prior to consummation of the Transaction. The Companies acknowledge that this Agreement and the Transaction shall not relieve the Companies of their obligations under the Franchise Agreement.

(q)	Securities Laws.

(i)	Investment Intent. The Seller is acquiring the shares of common stock of the Buyer included as part of the Purchase Price and set forth on Schedule A attached hereto (the “Buyer Shares”) solely for the Seller’s own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Buyer Shares. The Seller understands that the Buyer Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Seller and of the other representations made by the Sellers in this Agreement. The Seller understands that the Buyer is relying upon the representations and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions from the registration requirements of the Securities Act and any state securities laws.

(ii)	Restricted Buyer Shares. The Seller understands that the Buyer Shares are “restricted securities” under the Securities Act and the rules promulgated by the U.S. Securities and Exchange Commission provide in substance that the Seller may dispose of the Buyer Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, and the Seller understands that the Buyer has no obligation or intention to register any of the Buyer Shares or the offering or sale thereof, or to take action so as to permit offers or sales pursuant to the Securities Act or an exemption from registration thereunder (including pursuant to Rule 144 thereunder).

(iii)	Book-Entry. The Buyer Shares issued pursuant to this Agreement shall be held in book-entry form and recorded in the electronic records of the Buyer or its designated transfer agent. The Buyer Shares issued in the book-entry form shall have a note in the book-entry system that all such shares carry the restrictive legend described in Sectio 2.01(q)(iv) of this Agreement.

(iv)	Legend on Share Certificates. The share certificates, if issued, evidencing the Buyer Shares shall bear a legend substantially similar to the following:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT SUCH OTHER APPLICABLE LAWS.”

Section 2.02  Buyer Representations and Warranties. The Buyer represents and warrants to the Companies and Seller that:

(a)  it is a corporation, duly organized, validly existing, and in good standing under the laws of the state of Nevada;

(b)  it is duly qualified to do business and is in good standing in the State of Florida and in every other jurisdiction in which such licensing and qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(c)  it has the full right, corporate power, and authority to enter into this Agreement and to perform its obligations hereunder, and the undersigned officer of the Buyer has the proper authority to execute and deliver this Agreement on behalf of the Buyer;

(d)  no broker or finder is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any ancillary document based upon arrangements made by or on behalf of Buyer.

Section 2.03 NO OTHER REPRESENTATIONS OR WARRANTIES; NON-RELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS HEREIN, (A) NEITHER PARTY TO THIS AGREEMENT, NOR ANY OTHER PERSON ON SUCH PARTY’S BEHALF, HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH PARTY’S BEHALF.

ARTICLE III
COVENANTS

Section 3.01 Conduct of Business of the Company; Transition Services. During the period commencing on the Effective Date and continuing until the Closing Date, the Companies and Seller agree that each Company and Seller shall cause Companies to carry on the Business only in the ordinary course and consistent with past practice. The Seller agrees that for the period of 90 days after the Closing or such other period as agreed by the Parties separately after the Closing, the Seller will make themselves available to the Companies and the Buyer to provide the Companies and the Buyer with the consulting services to ensure that the transition of the Interests to the Buyer does not interrupt the Companies’ and Buyer’s day-to-day business operations. The Seller also agrees that within the period of 30 days after the Closing the Seller will facilitate the signing of independent contractor agreements between either of the Companies and 75% of the agents of the Companies listed in Exhibit D hereto, in a form and substance approved by the Buyer. The Buyer and Seller agree that in case such agreements are not signed within 30 days after the Closing, the Buyer will have the right to delay the payment of the second installment of the Cash Payment (as defined in the Schedule A hereto) for the same period of time as a delay of signing of the agreements.

Section 3.02 Access to Properties and Records. Each Company and Seller shall provide (or shall cause to be provided) to Buyer and Buyer’s accountants, counsel, and other authorized advisors, with reasonable access, during business hours, to the Companies’ premises and properties and its books and records and will cause the Companies’ officers to furnish to Buyer and Buyer’s authorized advisors such additional documents as Buyer shall from time to time reasonably request. All such data and information shall be kept confidential by the Buyer and the Companies unless and until the transactions contemplated herein are consummated.

Section 3.03 Filings with Governmental Entities and the FREC. The Parties shall work together to ensure that the Transaction is consummated pursuant to the statutes and administrative code of the State of Florida and any rules and regulations promulgated by the FREC.

Section 3.04 Operating Agreement. In connection with this Agreement and the consummation of the Transaction contemplated hereby, the Parties agree to enter into an Operating Agreement, a copy of which is attached hereto as Exhibit A, and into an Operating Agreement, a copy of which is attached hereto as Exhibit B, effective as of the Closing Date.

Section 3.05 Franchise Agreement. The Seller shall continue to fulfill her obligations under the Franchise Agreement until consummation of the Transaction. As of the Closing Date, Seller and Nestor Baza shall be released from all obligations, responsibilities and liabilities set forth in the Franchise Agreement and the accompanying guarantees executed by Seller and Nestor Baza, except for the obligations, responsibilities and liabilities under the Franchise Agreement and the accompanying guarantees existing prior to the Closing Date. The Companies shall continue to fulfill their obligations under the Franchise Agreement.

Section 3.06 Leak-Out Agreement. In connection with this Agreement and the consummation of the Transaction contemplated hereby, the Buyer and the Seller agree to enter into a Leak-Out Agreement, the form of which is attached hereto as Exhibit C, effective as of the Closing Date.

Section 3.07 Non-Competition. The Seller agrees that she shall not, for eighteen (18) months after the Closing Date and payment under the terms of this Agreement, directly or indirectly engage in, have any equity interest in, manage or provide services to, or operate any person, firm, corporation, partnership, or business (whether as a director, officer, employee, agent, representative, partner, security holder, lender, consultant, or otherwise) that engages in any business that directly or indirectly competes with any portion of the Companies’ or the Buyer’s business in the State of Florida.

Section 3.08 Non-Solicitation. The Seller agrees that she shall not, for eighteen (18) months after the date of Closing and payment under the terms of this Agreement, for any reason (the “Restriction Period”), directly or indirectly, recruit or otherwise solicit or induce any customer, client, vendor, or supplier of the Companies or the Buyer to (i) terminate or reduce its arrangement or business with the Companies or with Buyer, or (ii) otherwise change its relationship with the Companies or with Buyer. Seller shall not, at any time during the Restriction Period, directly or indirectly, either for herself or for any other person or entity, (A) solicit any employee or independent contractor of the Companies or Buyer to terminate their employment or arrangement with the Companies or Buyer, or (B) employ any such individual during his or her employment or engagement with the Companies or Buyer and for a period of three (3) years after such individual terminates their employment or engagement with the Companies or Buyer.

Section 3.09. Blue-Pencil. In the event that the terms of Section 3.07 or Section 3.08 are determined, by a court of competent jurisdiction, to be unenforceable by reason of its duration, geographical scope, breadth, or for any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

Section 3.10 Acknowledgment by Seller. Seller represents that Seller has carefully read and considered the provisions of Section 3.07 and Section 3.08 and, having done so, acknowledges and agrees that the restrictions set forth in Section 3.07 and Section 3.08 are fair and reasonable for the protection of the legitimate business interests of the Buyer, including its subsidiaries.

ARTICLE IV

TERMINATION

Section 4.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)   by the mutual written consent of the Parties; or

(b)   by the Buyer or Seller, if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any of the other Party (“Defaulting Party”) pursuant to this Agreement and such breach, inaccuracy or failure has not been cured by the Defaulting Party before the earlier of (i) ten (10) days after such Defaulting Party’s receipt of written notice of such breach from the non-defaulting Party; or (ii) the Drop Dead Date; or immediately if such breach is incapable of being cured by the Defaulting Party.

Section 4.02 Effect of Termination. In the event of termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void, and there shall be no liability on the part of a Party except that nothing herein shall relieve any Party from liability for any willful breach of any provision of this Agreement.

Section 4.03 Survival. Notwithstanding the foregoing, Section 2.02(d), Section 3.07, Section 3.08, Section 3.09, Section 3.10, ARTICLE V, Section 6.03, Section 6.07, Section 6.16, Section 6.17 contained herein shall survive the termination of this Agreement.

ARTICLE V

INDEMNIFICATION

Section 5.01 The Buyer agrees to indemnify each Company and the Seller and the Seller agrees to indemnify the Buyer, its affiliates, and respective shareholders, members, directors, managers, officers, and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs, and expenses, including reasonable attorneys’ fees and disbursements (collectively, a “Loss”),

(a)  arising from or relating to any inaccuracy in or breach of any of the representations or warranties of the indemnifying party contained in this Agreement or any document delivered in connection herewith, or

(b)  any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or any document delivered in connection herewith.

ARTICLE VI
MISCELLANEOUS

Section 6.01 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 6.02 Further Assurances. Following the Closing, each of the Parties shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.03 Notices. Each Party to this Agreement shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time in accordance with this section). Each Party to this Agreement shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid.). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this Section.

If to the Buyer:	La Rosa Holdings Corp. 1420 Celebration Blvd., 2nd Floor Celebration, FL 34747 Attn: Joseph La Rosa, Chief Executive Officer T: (321) 250-1799 E: joe@larosarealtycorp.com
with a copy to (which shall not constitute notice):	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Attn: Ross D. Carmel, Esq. T: (212) 658-0458 E: rcarmel@srfc.law

If to the Seller:	Carrie Pietrowski [*] T: [*] E: [*]

Section 6.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.05 Severability. Subject to Section 3.09 of this Agreement, if any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties agree to negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.06 Entire Agreement. This Agreement and the schedules and exhibits hereto to be delivered hereunder constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including but not limited to the Letter of Intent. In the event of any inconsistency between the terms and provisions in the body of this Agreement and the Letter of Intent and other documents delivered in connection herewith, the schedules and exhibits, the terms and provisions in the body of this Agreement shall control.

Section 6.07 Attorneys’ Fees. In the event that any Party institutes any legal suit, action, or proceeding, including arbitration, against the other Party to enforce the covenants contained in this Agreement arising out of or relating to this Agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 6.08 Further Assurances. Each of the Parties hereto shall, and shall cause their respective Affiliates to execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 6.09 Public Announcements. Unless otherwise required by applicable law (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

Section 6.11 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.12 Equitable Remedies. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.13 Assignment. No Party may assign any of its rights hereunder without the prior written consent of the other Parties. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 6.14 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 6.15 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.16  Governing Law. All matters relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

Section 6.17 Submission to Jurisdiction; Waiver of Jury Trial. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of Florida in each case located in the City and County of where the Buyer’s executive offices are located, and each Party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action, or proceeding.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ASSIGNMENT, OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.18 Force Majeure. The Parties shall not be liable or responsible to the other Parties, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Parties hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities, terrorist threats or acts, riot, or other civil unrest; (d) government order or law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; and (g) national or regional emergency (any a “Force Majeure Event”). The Party suffering a Force Majeure Event shall promptly give notice to the other Parties, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

Section 6.19 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party hereto: (a) agrees that it shall not oppose the granting of such specific performance or relief; and (b) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 6.20 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.21 Time of the Essence. Time shall be of the essence in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective representatives thereunto duly authorized.

SELLER:

By	(Sign Here)
Name:	Carrie Pietrowski

COMPANY:

LA ROSA REALTY BEACHES LLC

By:	(Sign Here)
Name:	Carrie Pietrowski
Title:	Manager

COMPANY:

BAXPI HOLDINGS LLC

By:	(Sign Here)
Name:	Carrie Pietrowski
Title:	Manager

BUYER:

LA ROSA HOLDINGS CORP.

By	(Sign Here)
Name:	Joseph La Rosa
Title:	Chief Executive Officer

SCHEDULE A

Buyer:	La Rosa Holdings Corp.

Beaches:	La Rosa Realty Beaches LLC

Baxpi:	Baxpi Holdings LLC

Seller:	Carrie Pietrowski

Percentage of Seller’s Membership Interest in Baxpi being sold to the Buyer:	100%

Percentage of Seller’s Membership Interest in Beaches being sold to the Buyer:	100%

Aggregate Purchase Price:	$1,136,177.34 consisting of (i) a cash payment of $100,000 (the “Cash Payment”), and (ii) $1,036,177.34 in unregistered shares of common stock of the Buyer (the “Purchase Shares”).

Payment Terms:

The Cash Payment shall be payable in accordance with the following schedule:

- $50,000.00 within 10 business days after the Closing;

- $50,000.00 on June 30, 2025 (6 months after the Closing).

The Purchase Shares will be issued on the Closing Date.

The number of Purchase Shares will be calculated by dividing the purchase price of the Purchase Shares ($1,036,177.34) by the closing price of the Company’s common stock as of the trading date immediately preceding the Closing Date, as reported by the Nasdaq Stock Market LLC.

Exhibit A

Beaches Operating Agreement

Exhibit B

Baxpi Operating Agreement

Exhibit C

Leak-Out Agreement

Exhibit D

List of Agents